INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Valley National Bancorp

We consent to the use of our report dated January 24, 2000, incorporated by reference in the Registration Statement on Form S-4 of Valley National Bancorp relating to our audit of the consolidated statements of condition of Merchants New York Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report and is incorporated by reference in the Merchants New York
Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31,1999, and to the reference to our Firm under the heading "Experts" in the Registration Statement

                                                                       KPMG LLP


New York, New York
October 12, 2000